Exhibit 99.1

INSULET CORPORATION APPOINTS NEW CHIEF FINANCIAL OFFICER AND EXECUTIVE VICE PRESIDENT, HUMAN RESOURCES

Allison Dorval Promoted to CFO and Brad Thomas Appointed as EVP, Human Resources

BILLERICA, MA – November 5, 2014 – Insulet Corporation (NASDAQ: PODD), the leader in tubeless insulin pump technology with its OmniPod® Insulin Management System, today announced the promotion of Allison Dorval to Chief Financial Officer effective November 6, 2014 and Brad Thomas as Executive Vice President, Human Resources and Organizational Development, effective immediately.

Ms. Dorval, who had been serving as the Company’s Vice President, Controller since 2008, succeeds Brian Roberts, who has chosen to resign as Chief Financial Officer effective November 6, 2014. Mr. Roberts had served in the position since March 2009 and will remain an employee of the Company through the end of 2014 to assist with an effective transition. In the newly formed role of Executive Vice President of Human Resources and Organizational Development, Mr. Thomas will be responsible for implementing strategies that directly improve P&L performance and create a long-term competitive advantage designed to position the Company for continued growth.

“I’m excited to announce the additions of Allison and Brad to our senior leadership team,” said Patrick Sullivan, President and Chief Executive Officer of Insulet. “Allison has been an instrumental part of Insulet’s growth over the last six years and her promotion to CFO is well-deserved. Brad brings more than 30 years of human resources experience working with high performing organizations, and his track record of successfully aligning HR initiatives with business strategy will be a major asset to Insulet. Brian brought operational, strategic and financial excellence to Insulet as it became a recognized leader in the field. We sincerely thank Brian for his contributions, leadership and dedication over the last six years.”

Ms. Dorval has proven herself to have a strong financial acumen through her Insulet and career experiences in financial management and planning, technical accounting and process improvements. She has also played a key role in our investor relations function for several years and is a trusted partner internally and externally. Prior to joining Insulet, Ms. Dorval served as Assistant Controller of iBasis, Inc., where she was responsible for accounting, payroll and consolidation functions. From 2005 to 2008, Ms. Dorval served as Director, Corporate Finance of Digitas, where she managed accounting and treasury functions. Ms. Dorval is a CPA and began her career in public accounting with PriceWaterhouseCoopers where she held positions of increasing responsibility and scope. She holds a BS in Business Administration from the University of Vermont.

Since 2008, Mr. Thomas served as CEO of The HR Impact Group, supporting client company efforts to implement strategic business transformations and improve returns from their human resource organizations. He previously served as Senior Vice President of Human Resources at Cytyc Corporation where he led the development and implementation of integrated HR programs designed to position the organization for continued growth. Mr. Thomas has a broad background of global HR leadership experience at Citigroup, Pepsi, and GE where he has implemented custom programs to improve staffing, performance management, leadership succession, executive development, training, and executive and sales compensation. He is a graduate of the GE Human Resource Leadership Program, holds a BS in Business Administration from Villanova University and an MBA from Virginia Polytechnic Institute. Mr. Thomas also served as a Captain in the United States Marine Corps.

Inducement Grant

Mr. Thomas and the Company have agreed on an employment offer that provides in part that he will be issued on December 1, 2014 restricted stock and option grants valued at $1,200,000 in total. A restricted stock unit grant valued at $800,000 will be determined by dividing the target value by the closing price of the Company’s common stock on December 1, 2014. A stock option valued at $400,000 will allow Mr. Thomas to purchase that number of shares of the Company’s common stock equal to the target value divided by the product of the Black-Scholes value as of December 1, 2014 multiplied by the closing price of the Company’s common stock on the date of the grant. The exercise price of this stock option will be the closing price of the Company’s common stock on the date of the grant. These restricted stock unit and stock option grants qualify as an employment inducement grant and are not being issued under an equity compensation plan approved by the Company’s stockholders.

About Insulet Corporation

Insulet Corporation (NASDAQ: PODD) is an innovative medical device company dedicated to making the lives of people with diabetes easier. Through its OmniPod Insulin Management System, Insulet seeks to expand the use of insulin pump therapy among people with insulin-dependent diabetes. The OmniPod is a revolutionary and easy-to-use tubeless insulin pump that features just two parts and fully-automated cannula insertion. Insulet’s subsidiary, Neighborhood Diabetes, is a leading distributor of diabetes products and supplies, delivered through a high touch customer service model. To read inspiring stories of people with diabetes living their lives to the fullest with OmniPod, visit our customer blog, Suite D: http://suited.myomnipod.com. Founded in 2000, Insulet Corporation is based in Billerica, Massachusetts. For more information, please visit: http://www.myomnipod.com.

Investor Relations Contact:

Insulet Corporation

ir@insulet.com

877-PODD-IR1 (877-763-3471)

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